As filed with the Securities and Exchange Commission on January 20, 2005

Registration No. 333-113469

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2 AMENDMENT NO. 6

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DORANETTI MUSIC INC.
(Exact name of registrant as specified in its charter)

NEVADA	7920	74-3076760
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

DORANETTI MUSIC INC. 20 Rose Street Smithtown, New York 11787 (631) 796-6211___________________ (Address, Zip Code and Telephone Number of Principal Executive Offices)	Nevada Agency and Trust Company Suite 880 - 50 West Liberty Street Reno, Nevada 89501 (775) 322-0626____________________ (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock:	2,000,000	$0.15	$300,000	$75

[1] Estimated solely for purposes of calculation the registration fee pursuant to Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus

DORANETTI MUSIC INC.
SHARES OF COMMON STOCK
800,000 Minimum - 2,000,000 Maximum

Prior to this offering, there has been no public market for the common stock. There is currently no public market for our securities.

We are offering up to a total of 2,000,000 shares of common stock. The offering price is $0.15 per share. All proceeds received will be placed in an escrow account until we have received the minimum of $120,000. There are no minimum purchase requirements for any individual investors. If we do not raise at least $120,000 in the Offering, all funds will be promptly returned to the subscribers. We will not be paying interest on these funds. If we raise at least $120,000, these funds will be released to us from the escrow account. After deducting the expenses of the Offering of $20,000, we will receive maximum proceeds of $280,000 and minimum proceeds of $100,000. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

The offering will be self-underwritten subject to a minimum of $120,000 to be raised.

Investing in our common stock involves certain risks. See "Risk Factors" starting at page 6.

	Price Per Share	Maximum Aggregate Offering Price	Maximum Net Proceeds to Us	Minimum Aggregate Offering Price	Minimum Proceeds to Us
Common Stock	$0.15	$300,000	$280,000	$120,000	$100,000

If we do not raise at least $120,000 by selling 800,000 shares, we will promptly return all funds to subscribers. All money will be held in trust until we raise at least $120,000, after which funds will be released to us immediately. After deducting the expenses of the Offering of $20,000, we will receive maximum proceeds of $280,000 and a minimum proceeds of $100,000. The escrow agent for the offering will be Clark, Wilson, our United States legal counsel.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is ____________________.

TABLE OF CONTENTS

Page No.
SUMMARY OF OUR OFFERING	5
RISK FACTORS	6
RISKS ASSOCIATED WITH OUR COMPANY	6
RISKS ASSOCIATED WITH THIS OFFERING	9
USE OF PROCEEDS	10
DETERMINATION OF OFFERING PRICE	13
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	13
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
BUSINESS	17
PLAN OF OPERATIONS	21
MANAGEMENT	28
EXECUTIVE COMPENSATION	30
PRINCIPAL STOCKHOLDERS	31
DESCRIPTION OF SECURITIES	32
CERTAIN TRANSACTIONS	34
LITIGATION	34
EXPERTS	34
LEGAL MATTERS	34
FINANCIAL STATEMENTS	F-1 - F-19

SUMMARY OF OUR OFFERING

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Corporate Background

We were incorporated on July 3, 2002 under the laws of the State of Nevada and have never commenced operations, nor have we generated any revenue and are still a development stage corporation. We have no current business. We are a development stage company, with no assets, revenue, experience in the proposed line of business, or capital, and a deficit of $10,902 since our inception. Our plan of operations is to produce an album featuring the tenor vocalist Christopher Jon Doran.

We intend to produce an album featuring the accomplished Tenor vocalist Christopher Jon Doran. The album will consist of 12 pieces, including several opera arias, Neapolitan folk songs and one to two original selections. It is proposed that the album will be recorded in London, England.  Once the album is released, we will retain an international distributor to handle shipping while either an interested record label or an independent promotions team will be responsible for all the marketing.  Promotion will mainly be supported by radio, television, a web page and various live performances. We propose to include a duet with a prominent female singer. No negotiations or agreements, preliminary or otherwise have been entered into with a prominent female singer. In addition, no contracts have been entered into or negotiated concerning a recording studio, orchestra, international distributor, record label, promotions team, advertising on radio, television or web page or venues for live performances.

We do not consider ourselves a blank-check company. We have a specific business plan to produce an album for Mr. Christopher Doran and we have no intention of engaging in any business combination in the next twelve months.

Our administrative office is located at 20 Rose Street, Smithtown, New York 11787, telephone (631) 796-6211 and our registered statutory office is located at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501. Our fiscal year end is July 31.

The Offering

Following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the offering" in this prospectus for a more detailed description of the terms of the offering.
Securities being offered	Minimum of 800,000 and a maximum of 2,000,000 shares of common stock, par value $0.001
Offering price per share	$0.15
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Minimum possible net proceeds to our company	$100,000 after deducting estimated offering expenses of $20,000.

Maximum possible net proceeds to our company after deducting offering expenses of $20,000	$280,000
Use of proceeds	We will use the proceeds of this offering for the production, marketing and promotion of our first recording album featuring Christopher Jon Doran. See "Use of Proceeds."
Number of shares outstanding Before the offering	2,100,000
Number of shares outstanding After the offering	Minimum of 2,900,000 and a maximum of 4,100,000

We will sell the shares in this offering through Christopher Doran, one of our officers and directors. Mr. Doran intends to offer the shares through advertisements and investment meetings and to friends of our officers and directors.

There is a minimum number of shares that have to be sold in this offering. The shares will be sold on a best efforts basis only. If we do not raise at least $120,000 in this offering we will promptly return all funds to subscribers.

The following financial information for the period ended October 31, 2004 summarizes the more complete historical financial information at the end of this prospectus.

For the Twelve Months Ended October 31, 2004 (Unaudited)
Balance Sheet Total Assets Total Liabilities Stockholders Equity (Deficit)	$ 27 $ 8829 ($ 8802)
Income Statement Revenue Total Expenses Net Loss Net loss per share	$ 0 (10902) $ (10902) (0.00)

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. It is likely we will encounter larger expenses than revenue and will be limited in our ability to provide returns to our investors

It is a significant possibility that we will not be able to sell all of our initial CDs produced and it is therefore unlikely that under our current business plan that we will be profitable on our initial production amount of CDs. It is likely we will encounter greater expenses than revenue from the production and sales of our CD. If this is this case, it is unlikely that we will be able to provide investors with dividends or a return on their investment in our company.

2. Christopher Doran has never been featured on an album. This may affect our ability to produce a successful album given that our featured singer is not established or well known.

Christopher Doran, the lead singer on our proposed album, has never been featured on an album. This may affect our ability to sell the album. We will be competing against albums featuring established well known artists. We will have a more difficult time selling our album given that our featured singer is not established or well known.

3. We have no experience in the music production business. This may affect our ability to operate successfully. Our officers and directors lack experience in managing a music production company and will be devoting only a fraction of their professional time to our activities. If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.

Our management has never established or managed a music production company before, and has no experience. Our officers and directors have little or no direct experience in the management of a music production company. In the future we will recruit management with more expertise in the music production industry and we may be unable to do this. In the mean time, our current officers and directors will be devoting only approximately 10% of their professional time to our operations. Our management's lack of experience and devotion of time may make us more vulnerable than others companies to certain risks, and it may also cause us to be more vulnerable to business risks associated with errors in judgment that could have been prevented by more experienced management. Our managements lack of experience may prevent the adequate marketing of our CD. In particular, if management's estimates of expenditures are erroneous our business will fail and you will lose your entire investment. Our management's lack of previous experience may harm our operations or cause us to go out of business.

4. We are party to an agreement with Christopher Doran, one of our directors and officers. Mr. Doran is a non-arm's length party and as such our ability to act independently may be impaired. If we are unable to act independently we may miss out on business opportunities if there is a conflict between us and Christopher Doran. If we miss out on business opportunities this may decrease our potential revenue.

We are party to a related party transaction with one of our directors and officers, Mr. Christopher Doran. The music artist agreement was not entered into at arm's length and Mr. Christopher Doran will receive a fee of 20% of all revenue derived from the sale of any product associated with the production of the CD, including merchandising and revenue. This fee payable to Mr. Doran will decrease the revenues received by us.

5. We have no operating history and have maintained losses since inception which we expect to continue into the future. We have never had any revenues to date. Failure to generate revenues will cause us to go out of business.

We were incorporated on July 3, 2002 and only just recently completed our business plan to produce a music album. None of the business plan has been implemented to date. We have not commenced operations or realized any revenues to date. We have no operating history upon which an evaluation of our future success or failure can be made. We have not entered into or negotiated any contracts for a recording studio, orchestra, distributor, record label, promotions team, radio or television advertisements, web page, venues for live performances or a prominent female performer. Our net loss since inception is $10,902. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

    the success of our first album featuring our president, Christopher Jon Doran our ability to successfully produce and market our first music album as well as successive albums our ability to generate ongoing revenues
    our ability to reduce production and marketing costs
    our ability to compete with more established music producer companies

Based upon our proposed plans, we expect to incur significant operating and net losses in future periods. This will happen because there are substantial costs and expenses associated with the production and marketing of music albums. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business.

6. We will have future capital needs to conduct marketing activities and the distribution of the CD and may not be able to obtain additional funding; as a result, we may not be able to continue operating if we cannot meet these funding requirements.

To conduct costly marketing activities for the album, we may need to raise additional funds beyond this offering. Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties. Actual results could vary as a result of a number of factors, including those described in these risk factors. Upon completion of this offering, we anticipate being able to meet our needs for working capital and capital expenditures for at least the next 12 months if we raise the minimum of $120,000. Approximately $20,000 of this will be used to pay our offering expenses. However, we may need to arrange for additional funding beyond this amount. We do not have any commitments for such additional funding. We expect to raise additional working capital through offerings of our common stock or through loans. There is no guaranty that we will be able to arrange for equity financings or obtain loans on favorable terms or on any terms at all. If we are not able to raise additional working capital, our ability to expand and raise revenue will be harmed. In addition, our inability to raise additional working capital may force to go out of business in which case you will lose your entire investment.

7. We depend upon our current officers and directors to continue our business and if either of these officers or directors, and especially Mr. Doran, leaves office or resigns, there will be no management to run our business and we will cease operations.

Our business is dependent upon our current officers and directors and, in particular our president and director, Christopher Jon Doran, who is also the star of our first proposed music album and who contributes all of our working capital. Brad Doran, who is also one of our directors, is our Director of Production. If either of these officers or directors, and especially Mr. Christopher Doran, leave office or resign, there will be no management to run our business. In addition, if Mr. Christopher Doran resigns we will likely discontinue our proposed business plan and go out of business and you will lose your entire investment.

8. We must generate sufficient revenues from record sales to operate our business profitably and if we do not we may have to cease operations.

We have nominal assets and no current operations with which to create operating capital. We seek to raise operating capital to produce and promote an album. We must raise a minimum of $120,000 to cover our initial start-up expenses and offering costs and to provide limited working capital to fund our operating costs for an initial 12-month period. Under our current business plan, we will probably not sell enough CDs for us to make a profit on our initial production. However if we do not generate sufficient revenues after we complete production of the album we may not be able to operate profitably and if this happens we may have to cease operations beyond this initial period. If we cease operations you will lose your entire investment.

9. The recording industry is highly competitive and will make it difficult for us to be successful with our proposed CD.

The recording industry is highly competitive with respect to price, quality, distribution, promotion, and there are many well-established competitors. Certain factors, such as substantial price discounting, control by larger companies in the industry and the availability of quality music online for minimal or no cost may adversely affect the music production industry in general and us in particular. We will compete with a large number of established companies and artists in the industry. Most of the potential competitors which produce albums have financial resources superior to ours, so there can be no assurance that our projected income will not be affected by our competition. Given our high costs of production, we will not be able to offer our product at similar prices to our larger competitors. If we are unable to compete we will go out of business and you will lose your entire investment.

10. Other performers on our CD may have rights to the intellectual property of the music recorded and this may impact our revenue

If any other performers are involved in the production of our CD they may have intellectual property rights to the musical content on the CD. If this is the case, these other artists may be entitled to a portion of the revenues derived from sales of our CD which will decrease the revenues we receive and may limit or prevent us from making a profit from the sale of our CD.

11. We are undercapitalized and as of October 31, 2004 we have assets of only $27. If we do not receive additional funding or loans we will go out of business.

As of October 31, 2004 we had assets of $27. If we do not receive additional funding by way of a private placement or loan we will not be able to meet our expenses as they come due and we will be forced to go out of business prior to the closing of the offering. Given our weak financial position, it may make it difficult for us going forward to complete our business plan even if we raise the minimum offering.

12. We lack a specific business plan for events subsequent to the production, sales and tour of the CD and as such it is possible that we will not produce further albums and we may not continue as a production company. If we do not continue as a production company we will likely go out of business.

We lack a specific business plan for events subsequent to the production, sales and tour of the CD. Without a specific business plan we may not be able to produce further albums and will not continue as a production company. If we do not continue as a production company and do not receive adequate revenue from Christopher Doran's CD we will likely go out of business and dissolve.

RISKS ASSOCIATED WITH THIS OFFERING:

13. Because Mr. Christopher Doran will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be the directors and you may not be able to elect any directors. Mr. Doran's control will prevent you from causing a change in the course of our operations.

Even if we sell all 2,000,000 shares of common stock in this offering, Mr. Doran will still own 2,100,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Doran will be able to elect all of our directors and control our operations. Because Mr. Doran will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

14. You are risking up to $300,000 to fund our proposed operations and if we fail you will lose all of your investment.

You will be providing up to $300,000 to fund our proposed operations. As a result, if we cease proposed operations for any reason, you will lose your entire investment.

15. There is no public trading market for our common stock, so you may be unable to sell your shares.

There is currently no public trading market for our common stock. A market may never develop for our common stock. If a market does not develop, it will be very difficult, if not impossible for you to resell your shares. If you are unable to resell your shares your investment is ostensibly worthless.

16. Mr. Christopher Doran is risking a small amount of capital and property, while you on the other hand are risking up to $300,000, if we fail you will absorb most of our loss.

Mr. Christopher Doran, one of our shareholders will receive a substantial benefit from your investment. He has invested cash of $2000. You, on the other hand, will be providing all of the cash for our operations. Upon completion of the offering you will experience an immediate dilution in the value of your shares of up to $0.11 per share. As a result, if we cease operations for any reason, you will lose your investment while Mr. Doran will lose only a very small amount, perhaps as little as $2,000.

17. If we do not raise the majority of the proceeds contemplated by this offering we will not implement certain important aspects of our business plan and it will be more difficult to sell our album.

If we do not raise the majority of the proceeds contemplated by this offering we will not be able to implement certain important aspects of our business plan including promotions of the CD. If we are unable to implement the promotion of our CD this will likely have a negative effect on sales and will make it more difficult for us to succeed with our business plan.

CAUTIONARY STATEMENT REGARDING FORWARDING-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

The maximum net proceeds to us after deducting offering expenses of $20,000 will be $280,000 if all of the shares are sold. The minimum gross proceeds of this Offering will be $120,000. After deduction of estimated offering expenses of $20,000, the minimum proceeds of the Offering will be $100,000. If we do not raise at least $120,000 all funds will be returned promptly to shareholders. We will not be paying interest on these funds. Management may purchase shares in the offering in order to reach the minimum. The maximum number of shares our management will purchase is 400,000, if necessary. Any shares management purchase will be for investment purposes only and not for resale. The following table shows our use of proceeds if 40% (the minimum), 50%, 75%, and 100% (the maximum) of the shares are sold. The first $20,000 raised will be used for offering expenses. We will use the gross proceeds as follows:

Amount raised:	$120,000	$150,000	$225,000	$300,000

Allocation
Offering expenses	$20,000	$20,000	$20,000	$20,000
Album Production	$85,000	$100,000	$180,000	$200,000
Working capital	$15,000	$30,000	$25,000	$80,000

Working capital will be used for general administrative expenses. These expenses will include auditor's fees, legal fees, telephone etc and will also include the reimbursement of officers and directors for any of their out of pocket expenses made on behalf of the company. We will expend approximately $3,000 on legal fees and approximately $2,000 to $4,000 on auditor's fees over the next 12 months. These auditor and legal fees are in addition to those accounting fees and legal fees described as offering expenses and are for our continued reporting obligations. Working capital will also be used for the payment of travel expenses associated with the production of the album in London, England. If the maximum offering is achieved working capital will be used for promotional concepts. Working capital will not be used to pay salaries to officers and directors.

The allocation of the net proceeds of the Offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures.

We need to raise a minimum of $120,000 in this Offering. This will satisfy our cash requirements for the next twelve months based on a scaled down version of our business plan, as described under the "Business" section. In addition, the first $20,000 raised from this Offering will be devoted towards the expenses of this Offering.

We will undertake limited promotion efforts if we raise only the minimum amount. Such limited promotional efforts will primarily include web site and performance promotion only. If the minimum is raised in the offering, other expenses will be cut proportionately. Our plan of operations will fundamentally remain the same; however, we may be required to cost cut in respect of production facilities (i.e. using a cheaper facility ), orchestra (i.e. using a less well known symphony orchestra), packaging (i.e. using cheaper materials), and promotion (i.e. no television or radio promotion), etc.

If 40% of the shares in this offering are sold (being a minimum of $120,000) we will proceed as follows:

1. The offering expenses will be paid.

2. We will book the orchestra (or if necessary a less expensive/smaller orchestra). This will cost approximately $35,000.

3. We will commence a scaled/back production of the album booking the Studio for approximately four or five days (alternatively, we may consider utilizing a cheaper production facility to cost cut). This will cost approximately $40,000.

4. We will not proceed with the addition of a female singer on the musical pieces.

5. We will produce and package 5,000 CDs. This will cost approximately $5,000.

6. We will scale back the travel expenses to approximately $5,000 which will come out of working capital.

7. We will have minimal working capital of approximately $15,000, of which $5,000 will be devoted to travel expenses and the remaining will be devoted to general and administrative expenses.

8. We anticipate commencing production of the album approximately 30 to 45 days after completion of the offering.

9. We will commence very limited promotion of the album. Such very limited promotional efforts will primarily include a basic web site and performance promotion only. This will cost approximately $5,000.

If 50% of the offering is sold we will proceed as follows:

1. The offering expenses will be paid.

2. We will book the orchestra (or if necessary a less expensive/smaller orchestra). This will cost approximately $35,000.

3. We will commence a scaled/back production of the album booking a Studio for approximately four to five days (alternatively, we may consider utilizing a cheaper production facility to cost cut). This will cost approximately $40,000.

4. We will not proceed with the addition of a female singer on the musical pieces.

5. We produce and package 5,000 - 10,000 CDs. This will cost approximately $10,000.

6. We will scale back the travel expenses to approximately $10,000 which will be paid out of working capital.

7. We will have limited working capital of $30,000 to $35,000, of which $10,000 will be devoted to travel expenses and the remaining will be devoted to general and administrative expenses.

8. We anticipate commencing production of the album approximately 30 to 45 days after completion of the offering.

9. We will commence limited promotion of the album. Such limited promotional efforts will primarily include web site and performance promotion only. This will cost approximately $10,000 to $15,000.

If 75% of the offering is sold we will proceed as follows:

1. The offering expenses will be paid.

2. We will book the Orchestra. This will cost approximately $43,000.

3. We will book the Studio for 14 days. This will cost approximately $86,000.

4. We will hire a female singer of a lesser stature than initially contemplated in our business plan for anticipated expenses of approximately $10,000.

5. We will produce and package 10,000 -20,000 CDs for distribution. This will cost approximately $20,000.

6. We will commence limited promotion of the album. This will cost approximately $20,000.

7. We will have limited working capital of approximately $25,000, of which $10,000 to $15,000 will be devoted to travel expenses and the remaining will be devoted to general and administrative expenses.

If 100% of the offering is sold we will proceeds as follows:

1. The offering expenses will be paid.

2. We will book the Orchestra. This will cost approximately $43,000.

3. We will book the Studio for 14 days. This will cost approximately $86,000.

4. We will retain a female singer. This will cost approximately $25,000.

5. We will produce and package 20,000 CDs. This will cost approximately $20,000.

6. We will complete a promotional program. This will cost approximately $65,000, of which $40,000 will be from working capital as discussed below in paragraph 7. (see "Promotional Concepts").

7. We will have working capital of $80,000, $40,000 of which will be devoted to the promotional program, $15,000 to $20,000 for travel expenses and the remaining for general and administrative expenses.

We are not going to spend any sums of money or pay any costs for the production of the album until this offering is completed.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgement of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same. The circumstances which would require management to alter the use of proceeds are as follows:

-if the cost of a prominent singer to accompany Christopher Doran is too expensive, we will produce the CD with a lesser known artist or without a duet entirely.

-if Mr. Christopher Doran is unable to perform due to illness or other circumstances we may consider allocating the funds to the production of a CD for a different artist entirely.

Mr. Christopher Doran intends to advance small loans to us to be used for organizational and start-up costs and operating capital until this offering is completed. The loans will not bear interest. There will be no documents reflecting the loans and they will not be due on a specific date. Mr. Doran will accept repayment from us when money is available. We plan to repay the loans from the proceeds of this offering provided that we raise the maximum amount. To date, Mr. Christopher Doran has lent us a total of $2,729. The advances are due on demand, and are to be repaid as cash becomes available.

.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $300,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

- our lack of operating history

- the proceeds to be raised by the offering

- the amount of capital to be contributed by purchasers in this offering in proportion to the amount - of stock to be retained by our existing Stockholders

- our relative cash requirements

- the price we believe a purchaser is willing to pay for our stock

See "Plan of Distribution; Terms of the Offering."

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of October 31, 2004,our net tangible book value was ($10,902) and the net tangible book value of our shares of common stock was NIL per share based upon 2,100,000 shares outstanding. You will pay $0.15 per share. Our directors and officers acquired their shares for a price of $.001.

Upon completion of this offering, in the event that all of the shares are sold, the net tangible book value of the 4,100,000 shares to be outstanding will be $276,027, or approximately $0.07 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.07 per share without any additional investment on their part. You will incur an immediate dilution from $0.15 per share to $0.07 per share. One of our current shareholders, Mr. Christopher Doran acquired his 2,000,000 shares for a consideration of $200 and a subscription receivable of $1,800. During the year ended July 31, 2004 $1,800 was collected on the subscription receivable bringing the balance down to zero.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,600,000 shares to be outstanding will be $225,000, or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.15 per share to $0.06 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 3,100,000 shares to be outstanding will be $150,000, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.15 per share to $0.05 per share.

Upon completion of this offering, in the event 40% of the shares are sold, the net tangible book value of the 2,900,000 shares to be outstanding will be $120,000, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.15 per share to $0.04 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 49% of the total number of shares then outstanding shares for which you will have made a cash investment of $300,000, or $0.15 per share. Our existing stockholders will own approximately 51% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totalling $2,100, or approximately $0.001 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 42% of the total number of shares then outstanding shares for which you will have made a cash investment of $225,000, or $0.15 per share. Our existing stockholders will own approximately 58% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totalling $2,100, or approximately $0.001 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 32% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.15 per share. Our existing stockholders will own approximately 68% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totalling $2,100, or approximately $0.001 per share.

After completion of this offering, if 800,000 shares are sold, you will own approximately 28% of the total number of shares then outstanding shares for which you will have made a cash investment of $120,000, or $0.15 per share. Our existing stockholders will own approximately 72% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totalling $2,100, or approximately $0.001 per share.

The following table compares the differences of new investors' investment in our shares with the investment of our existing stockholders.
EXISTING STOCKHOLDERS
Price per share	$0.001
Net tangible book value per share before offering	NIL
Net tangible book value per share after offering (assuming maximum offering is completed)	$0.07
Increase to present stockholders in net tangible book value per share after offering (assuming maximum offering is completed)	$0.07
Capital contributions	$2,100
Number of shares outstanding before the offering	2,100,000
Number of shares after offering held by existing stockholders	2,100,000
Percentage of ownership after offering	51%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD
Price per share	$0.15
Dilution per share	$0.08
Capital contributions	$300,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	49%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD
Price per share	$0.15
Dilution per share	$0.09
Capital contributions	$225,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	42%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD
Price per share	$0.15
Dilution per share	$0.10
Capital contributions	$150,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	32%

PURCHASERS OF SHARES IN THIS OFFERING IF 40% OF SHARES SOLD
Price per share	$0.15
Dilution per share	$0.11
Capital contributions	$120,000
Number of shares after offering held by public investors	800,000
Percentage of ownership after offering	28%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The offering price is $0.15 per share. All proceeds received will be placed in an escrow account until we have received the minimum of $120,000. If we do not raise at least $120,000 in the Offering, all funds will be promptly returned to the subscribers. We will not be paying interest on these funds. If we raise at least $120,000, these funds will be released to us from the escrow account. Our legal counsel will set up an escrow account. We have instructed legal counsel to retain subscription proceeds until the minimum offering amount of $120,000 is received. As soon as $120,000 is received legal counsel will release the funds to us. If $120,000 is not raised prior to the close of the offering, all funds shall be returned promptly to investors. Management may purchase shares in the offering in order to reach the minimum. We have no formal agreement with management for the purchase of any of our shares. We have no formal agreement with management for the payment of the offering expenses. The maximum number of shares our management will purchase is 400,000, if necessary. Any shares management purchase will be for investment purposes only and not for resale. The offering will be for a maximum period of 90 days from the effective date and may be extended for an additional 90 days if we choose to do so.

We will sell the shares in this offering through Christopher Doran, one of our officers and directors. Mr. Doran will contact individuals and corporations with whom he has an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Mr. Doran will receive no commission from the sale of any shares. Mr. Doran will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Doran has not sold and will not sell our securities during the periods described, except pursuant to this offering. Mr. Doran is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Doran is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Doran has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Doran intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

execute and deliver a subscription agreement;

deliver a check or certified funds to us for acceptance or rejection.

All checks or drafts for subscriptions must be made payable to "DORANETTI MUSIC INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

Penny Stock Rules

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. In particular, prior to selling a penny stock, broker/dealers must give the prospective customer a risk disclosure document that: contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; contains a description of the broker/dealers' duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of Federal securities laws; contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices; contains the toll free telephone number for inquiries on disciplinary actions established pursuant to section 15(A)(i); defines significant terms used in the disclosure document or in the conduct of trading in penny stocks; and contains such other information, and is in such form (including language, type size, and format), as the SEC requires by rule or regulation. Further, for sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement before making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

If we are unable to raise the minimum amount of the offering, we may be unable to pay the offering expenses. Mr. Christopher Doran has indicated a willingness to loan us money for general and administrative expenses, however, we have no written agreement with him.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Consolidated Financial Statements, including the Notes, appearing elsewhere in this prospectus.

BUSINESS

General

The company was incorporated in the State of Nevada on July 3, 2002 . We have no current business. We are a development stage company, with no assets, revenue, experience in the proposed line of business, or capital, and a deficit of $10,902 since our inception. We intend to be a start-up music producing company. We maintain our statutory registered agent's office at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501 and our business office is located at 20 Rose Street, Smithtown New York 11787. Our telephone number is (631) 796-6211. We do not lease or own any real property. Our office space is an office located within the personal residence of Mr. Christopher Doran. When we commence operations, it may be necessary for us to seek appropriate individual offices. Management believes suitable commercial space will be available when it is necessary.

Background

We have only just completed our first business plan to produce an album featuring the accomplished Tenor vocalist Christopher Jon Doran. We have not yet commenced the production of our proposed album, or the marketing and deployment of the album. We intend to do this upon completion of this offering. We presently have no cash with which to satisfy any future cash requirements. The minimum amount being raised in this Offering is $120,000. Management may purchase shares in the Offering in order to reach the minimum. Any shares management purchase will be for investment purposes only and not for resale. The maximum number of shares management will purchase is 400,000 for proceeds of $60,000.

Proposed Business Focus

We intend to produce an album featuring the accomplished Tenor vocalist Christopher Jon Doran See "Background of Officers and Directors". The funds from this offering will be used exclusively for the production of this album. The album will consist of 12 pieces, including several opera arias, Neapolitan folk songs and one to two original selections. It is proposed that the album will be recorded in London, England.  Once the album is released, we will retain an international distributor to handle shipping while either an interested record label or an independent promotions team will be responsible for all the marketing. In the future, if this album is successful (demand for the CD exceeds the supply) we may produce more copies of the album to satisfy the demand. We may also produce other CDs by Christopher Doran if we sell all of the CDs initially produced. In addition, we may even produce albums for other artists in different musical genres. We have not located any such other artists and in order to produce further albums we would likely have to raise additional financing.

Our principal product will be the CD featuring Christopher Doran. We have no agreement for the manufacture of the CD to date, however, we are aware of numerous manufactures in the greater New York who produce limited numbers of pieces for smaller artists.

Distributors normally agree to distribute an artists product in return for a commission on each unit sold. We anticipate shipping our CD's directly from the manufacturer to the distributor. To date, we have no formal agreement, preliminary or otherwise, with either a distributor or manufacturer. We do not anticipate obtaining a distributor until we have produced a CD. We anticipate that our CD will be sold in retail stores in the US only, however, this determination will be made by the distributor.

The CD market for independent performers of opera and Neapolitan folk songs is small compared to other musical genres. There is very little statistical data on this particular musical market, however, in our view it is a small niche market.

Promotion will mainly be supported by radio, television, a web page and various live performances. No negotiations or agreements, preliminary or otherwise have been entered into for any of these services. The determination of which promotions to be used will be done by our board of directors. We propose to include a duet with a prominent female singer. No negotiations or agreements, preliminary or otherwise have been entered into with a prominent female singer. See "Plan of Operations: Female Singer." The duet selection will also be supported by a poster campaign and a produced music video. No arrangements or negotiations for the video and poster campaign have taken place.

In our opinion, there is a market for independent performers of opera and Neapolitan folk songs. We have no independent data supporting this opinion.

Our proposed business is to continue to produce albums for Mr. Doran and other artists. We anticipate focusing on artists in the genre of opera (i.e. classically trained).

Potential Revenue Streams

There are three potential revenue streams which we are targeting in our proposed business plan:

1. CD Sales- We anticipate the primary revenue stream to be derived from the sale of CD's to retail consumers. We anticipate that the price per CD will be approximately $20. Of the $20 in revenue generated from each CD, $4 will go to Mr. Christopher Doran pursuant to the music production agreement. In addition, approximately 5 to 10% of the revenue derived from the sale of each CD may go to each of the distributor and marketing companies. We intend to initially produce 20,000 CD's. If we raise less money in this offering we will produce fewer CDs (5,000-10,000 CDs).

2. Merchandising-Although more conducive to a rock or top 40 type artist, we are hopeful that there may be sales possibilities for items some as t-shirts and posters with the image of Mr. Doran. We anticpate that we will employ other companies to merchandise the CD. No negotiations or agreements, preliminary or otherwise have been entered into in the merchandising market for CDs of opera and Neapolitan folk songs. Sales will be dictated by the sale of the CD. We are of the view that the merchandising market for CDs of opera and Neapolitan songs is a niche market that is relatively small. Given that, we anticipate that the there will be little competition for merchandising products. We do not however anticipate significant sales in this area.

3. Touring-Mr. Doran may consider limited touring. We will receive a portion of the income derived from any tours conducted by Mr. Doran. Mr. Doran may commence limited touring in the eastern United States seaboard area to minimize travel costs. As set out in the music artist agreement we will receive approximately 80% of the revenue derived from the touring. The remainder of the revenues will go to Mr. Christopher Doran. In addition, if a third party is retained to handle the touring arrangements they will receive a portion of the revenue (derived from our 80%) and as such the revenue coming to us will be decreased. The music artist agreement between us the company and Mr. Doran contemplates Mr. Doran conducting tours, however, this is not an obligation of Mr. Doran under the agreement. Nonetheless, Mr. Doran has expressed a willingness to conduct limited touring. While Mr. Doran has expressed a willingness to tour, he is under no obligation to do so and may be unable to complete such tours.

See "Executive Compensation: Compensation of Christopher Doran".

Unless we are able to derive revenue from any or all of these three potential sources our proposed business operations will fail.

Industry Background

The Major Labels

The following facts and figures were derived from the IFPI website. IFPI is the association representing the international recording industry.

There are two types of record companies in the industry: the first group, the majors (the "Majors"), such as Warner Brothers, BMG, Polygram, etc. which sell primarily "pop" music, and the second group, the independent record companies (the "Independents") such as Popular Records, TJSB Records Ltd. and NUMUZIK", which are smaller music sellers usually focused on a distinct niche audience. A major label is usually distributed by the recording company itself, or by a subsidiary company owned by or affiliated with the Majors.

There are six recording and distribution companies (The "Majors") which dominate the U.S. music industry, and which manufacture and distribute over two hundred labels, supplying music wholesalers and retailers with about 80% of the U.S. market - Warner-Elektra-Atlantic (WEA); Polygram Group Distribution (PGD); MCA Music Entertainment; BMG Distribution, Sony Music Entertainment, and CEMA/UNI Distribution (Source: IFPI website).

The Majors today operate in a similar fashion to film distributors, rather than production houses, having the organization and money to take new music to the public, but little ability to 'create' the music themselves. They buy out successful independent labels and artist-owned companies, enter into joint ventures with them, or contract with them for distribution rights.

The Independent Labels

The Independents are in essence smaller versions of the Majors and account for the remaining 20% of recorded music sales or approximately $2 billion per year. They traditionally service small areas or regions and represent over 2,500 independent labels. The Independents rely on many small independent distributors to have their albums sold. Independents' albums are distributed by nearly 300 independent record distributors.

In the early 1950's, the power center of the music industry shifted from an alliance of publishing houses and film studios to record companies. This shift reflected the ascent of records as the leading source of revenue for the industry. The market was dominated by a handful of major labels, but dozens of Independents were carving out successful niches for themselves which continue until the present time. Companies such as Elektra, Fantasy, A&M; Motown, Stax, Chess, Sun and Dot had their start during this period.

The Independents provide the conditions for new sounds to grow and old 'niche' sounds to flourish. All significant new musical trends have had their birth in independent record companies and production houses. From early Independents like Verve, Specialty, Sun and Stax, to post-rock labels like Rounder, Green Linnet and Alligator, to more recent upstarts like Sub-Pop, Epitaph, Tommy Boy and Profile, the key to the success of Independents is locating great sounds and packaging them for 'niche' market consumption. The Independents are diverse and span every style from classical to hip-hop and folk to new age. The Independents are the major source for new music. It serves as the R&D laboratory for the Majors. The Independents are artistically and creatively on the cutting-edge of 'new music', the fastest-growing segment of the industry today. It includes everything from rap, urban and ambient to country, jungle and folk.

It is our goal to become an Independent music producer by producing this album for Christopher Doran. At the present time we can not compete in this industry as an independent music producer because we have no financial resources. Assuming completion of the maximum offering we will still have great difficulty competing with not only the other Independent labels but also with the Majors. If we complete less than the maximum offering we will have an even more difficult time competing in this industry. At best, our position will be that of a marginal Independent music producer.

Industry Growth

According to IFPI, the organisation representing the record industry worldwide, world sales of recorded music fell by 7% in value and by 8% in units in 2002. Mass downloading from unauthorised file sharing on the internet and the massive proliferation of CD burning continues to be a major cause of the fall in CD sales globally, combined with competition from other entertainment sectors and economic uncertainty on consumer spending.

Recorded music sales worldwide fell to US$32 billion in 2002. Compared to 2001, sales of CD albums fell globally by 6%, and there were continued declines in sales of singles (-16%) and cassettes (-36%).

IFPI comprises a membership of 1500 record companies, including independents and majors, in 76 countries.

A survey by International Data Corp found that use of music downloads is by far the heaviest among individuals under age 20. We anticipate that while our album will appeal to a broad range of audiences, the majority of the purchasers of our album will be older given that the genre of this album, opera, is more popular among older consumers who are less likely to obtain music online.

The industry has also stepped up its fight against music piracy worldwide, with intensified legal actions against infringing peer-to-peer services and a global education campaign aimed at online piracy among corporations, government and colleges and universities.

According to the IFPI positive trends for the industry include the growth in sales of music videos, which saw a 12% rise in units sold. Growth worldwide is attributed to the increase in sales of DVDs overall and DVD players; DVD music videos rose by 58% compared to a 42% decline in VHS. With the release of over 1,300 new titles by record companies in 2002, DVD music videos are expected to become a growing contributor to music sales.

The IFPI also states that new formats such as DVD Audio and Super Audio CD (SACD) also did well. Music companies have launched new CD titles simultaneously on DVD Audio or SACD. Since 2001, unit sales of both DVD Audio and SACD combined more than tripled, with each format selling over one million each in 2002.

Other Information

We currently have no licenses, royalty agreements or copyrights. We do not require any government approval for our business. Furthermore, we do not anticipate any government regulations directly impacting our business operations. We have only two employees, Mr. Christopher Doran and Mr. Bradley Doran. We do not currently have any full time employees.

We are currently party to a music production agreement with Mr. Christopher Doran, one of our officers and directors. The entire agreement is attached as an appendix to this agreement. Under this agreement Mr. Doran is entitled to 20% of all revenue derived from the sale of any product associated with the production of the album including CD's, merchandising and touring.

Pursuant to the agreement we engaged Mr. Christopher Doran to write and compose up to 12 opera arias including up to two original selections (hereinafter referred to as the "Opera Arias") and in addition thereto to render his services in arranging, orchestrating, supervising, and conducting the Opera Arias. Mr. Christopher Doran assigned all rights to the Opera Arias to us. We also have the right to produce, cut, edit, add to and rearrange, and revise in any manner the Opera Arias.

The orchestra and or female singer who perform on the CD may also be entitled to royalty rights from revenue derived from the sale of our CD or related products. We have no agreements in place to date on these matters and this is subject to negotiation. We may also opt to pay a small lump sum advance buyout of the orchestra's rights to royalties as a performer. We estimate that the percent royalty payable to the orchestra will be approximately 10%.

PLAN OF OPERATIONS

The proposed album will contain 12 selections featuring the accomplished Tenor vocalist Christopher Jon Doran.  These 12 pieces will consist of opera arias, Neapolitan folk songs and one to two original selections.  It is proposed that one of the original pieces will be a duet performed with a prominent female vocalist. This concept has been carried out very successfully before by other well known artists. No negotiations or agreements, preliminary or otherwise have been entered into with a prominent female singer.

The one or two original pieces to be featured on the album will be composed in the style of "classical-pop cross-over", in that they will combine a blend of classical opera and popular music styles (similar in style to many of the recordings of Andrea Bocelli and rising star Josh Groban). Mr. Doran intends to write the original songs himself, using his computer music production and composition software known as Logic Audio. There will be no additional fees associated with writing the original songs or any agreements (other than the music production agreement with Chris Doran) regarding the writing of the songs other than those in respect of production assistance as disclosed below under "Original Selections" below. Pursuant to the music production agreement with Chris Doran, Mr. Doran, his successors, assigns, and licensees, own all rights, including all rights of copyright in the original songs. The only payment Mr. Doran shall receive for the original songs shall be derived from his 20% royalty interest.

This payment is deemed to include any additional payment required to be made pursuant to the regulations of any applicable labor organization of guilds.

Orchestral Recording

It is our intention that the CD will be recorded in London, England.  A 60-piece version of this orchestra will be commissioned to best suit the repertoire. As well, a prominent Studio will be booked as the primary recording facility

A 60 piece orchestra will be required to accommodate both the Classical selections and the original pieces.  To record a total of 48-50 minutes of final material, a minimum of nine hours recording time will be required to be booked in addition to the rehearsal.  These nine hours are further broken down by General and Classical rates to take advantage of lower recording costs for classical repertoire.  The following fees are based on average costs as outlined by the London Symphony Orchestra administration.

All amounts have been converted from Pounds Sterling to US Dollars as of the date of this document. We anticpate that the Orchestra will require all fees be paid in advance, 12 days prior to the first recording session:

General rate for audio recording (one 3 hour session):	$10,094.00
Management Fee (12.5%) (payable to the manager of the Orchestra)	$1,262.00
Classical rate for audio recording (two 3 hour sessions):
60 players (including concert master and librarian)	$15,700.00
Management Fee (12.5%)	$2,213.00
Conductor (as negotiated with his or her agent)	$4,668.00
Instrument Transportation (includes basic orchestral percussion)	$1,478.00
Rehearsal fee for two hours of time (if possible)	$5,000.00
Rehearsal location - large room rental for two hours	$2,000.00
Purchase of sheet music from Kalmus Music (10 selections)	$928.00
Total cost for hiring the orchestra	$43,343.00

We note that there may be additional musician union fees for signing a union contract as well as buyout options to avoid paying out royalties on individual album sales. We have had no formal discussions regarding any such arrangements. Based on our informal discussions with music producers and other artists, hiring musicians who are part of a union requires payment of union fees, which typically range from $15 to $20 per individual. We may also opt to pay a small lump sum advance buyout of the orchestra's rights to royalties as a performer. We expect both of these expenditures to be covered by our allocation for miscellaneous expenses as set out under "Additional Expenses".

We currently have no agreement with a prominent Orchestra or any other 60-piece orchestra, nor have we entered into any negotiations in respect of the same. The basis of our statement that, if we have sufficient financing to pay all associated and related fees, we will be able to hire a prominent Orchestra (or another comparable 60-piece orchestra) is based on our informal discussions with music producers and our own knowledge of the industry. If we are unable to hire a prominent orchestra, we will attempt to hire another comparable orchestra of similar size. If we are unable to obtain a 60-piece orchestra we will seek to hire a smaller orchestra.

Our representative informally contacted the London Symphony Orchestra to obtain a current fee schedule. However, we have had no specific discussions with the London Symphony Orchestra in connection with our company hiring them for a recording.

Recording Facilities and Personnel

There are two main recording philosophies regarding Classical orchestral sessions.  The first is to record the orchestra in a live performance hall using ambient and spot microphones. Here, the natural reverb (the reverberation of sound) of the hall is used, though there's less opportunity to enhance the sound after the fact.  This method requires both hall rental and mobile recording.  The second approach is to record the orchestra in a professional recording studio large enough for every player to be comfortable.  This is how most film scores are recorded as it offers the most flexibility for enhancements such as overdubs and frequency adjustment.  Our proposal focuses on the latter concept.

The process of recording this album will be as follows:  the orchestra will be recorded first over a one to two day period, then the tenor and other vocal parts will be overdubbed over the following four to five days, and finally, all the tracks will be mixed for approximately one week.

Current rates at Abbey Road Studios in London, England are as follows. We have no agreement to record at Abbey Road Studios.
daily rate for the large Studio 1 (includes assist. engineer)	$3,000.00
entire booking would be 14 days	$42,000.00
daily setup fee of $150.00	$2,100.00
Experienced engineer for 14 days	$9,200.00
Format for Sony 48 track digital tape (4 hours running time)	$1,823.00
Album producer fee (flat fee for 14 days in the studio)	$12,000.00
The fees listed for recording the CD at Abbey Road are all the costs in recording the CD. ORIGINAL SELECTIONS:
MIDI (Musical Instrument Digital Interface) studio production - includes MIDI mock-ups and possible audio transfers - this will involve the use of Mr. Doran's composition tracks which will be transferred into a software program known as Protools for production.	$7,500.00
-25-
Orchestration cost for 60 pieces (2 original songs) - this will be the cost for assistance by a producer in assisting with orchestration for 60 a piece ensemble.	$4,800.00
Copying charges for the orchestral music (2 original songs)	$2,800.00
Mastering cost for the entire album at Gateway Mastering Studios - mastering is the final process of taking the tracks (vocal and instrumental) and balancing them on the final CD which will then be used to make copies for distribution.	$5,400.00
Total cost of recording facilities and personnel:	$87,623.00

Our representative informally contacted Abbey Road Studios and Gateway Mastering Studios to obtain fee schedules upon which the above cost estimates are based. However, we have had no specific discussions with either studio in connection with our company undertaking a recording. We anticipate that the above sets out all of the costs associated with recording the CD, however, there may be additional costs, which we have not accounted for. We will not be paying any fees to Mr. Christopher Doran other than the 20% royalty he is entitled to under the music production agreement.

Additional Expenses

The "additional expenses" of $85,660 described below include expenses of hiring the female singer, travel costs, packaging and miscellaneous expenses.

Female Singer

It is proposed that one of the original pieces will be a duet performed with a prominent female vocalist, possibly even from another music genre. No negotiations or agreements, preliminary or otherwise have been entered into with a prominent female singer.

The female singer is entitled to charge a fee both for her performance during the recording session and for the use of her name. This fee can be negotiated with either her record label or agent. The following is an estimate of these total costs:
Female singer for one or two selections	$25,000.00
Administrator/Contractor fee - to organize the entire recording project from conception to released CD	$5,000.00

Our estimate for the total costs of hiring a female singer is based on our information discussions with local music producers and performers, as well as our own knowledge of the industry. The estimate does not include royalties due to the singer which are always negotiated at the time of hiring. The amount of the royalty payable to a female singer will depend on her stature. We anticipate that a royalty would be approximately 15 to 20%. If possible, we may also opt to pay a small lump sum advance buyout of the singer's rights to royalties as a performer.

Travel

Travel expense budget includes airfare to the United Kingdom, hotel and daily allowance for meals and transportation - the following personnel will need to be relocated for two weeks during the recording of this CD:

  Christopher Jon Doran (tenor solo artist)
  Brad Doran (album producer and administrator)

Average airfare costs (two people)	$3,000.00
Hotel for 14 nights (two rooms)	$8,600.00
Daily food and transportation budget ($250.00 )
by 14 nights over three people	$10,500.00
Initial proposal research and preparation fee (includes long distance phone, CD's and materials)	$700.00

The fees listed include all costs in connection with traveling to record the CD in London. The daily food and transportation budget covers three persons, which includes the vocalist, the producer and an assistant (if necessary).

Packaging

It is our goal that the packaging of this CD will satisfy both the classical connoisseur and mainstream fans alike. The artwork will contain many full color photos of Christopher Jon Doran, as well as the female guest vocalist, the orchestra and the recording process. We also intend to include a full colour booklet with a detailed artist history, song lyrics, and a full credit list including supporters and patrons. Based on informal discussions with music producers, we believe we can include photographs of the Symphony or the female singer in the packaging of the CD. It is anticipated that there may well be associated fees or royalties in respect of such inclusions, which amounts are anticipated to be covered by our allocation for "additional expenses". In the event that such fees or royalties are cost prohibitive, the company may decide not to include such photographs in the CD packaging. We anticipate the cost of the royalties for the inclusion of photographs of the Symphony or the female singer to be approximately $1,000 each.

The CD art and duplication costs are as follows:   (This includes full colour artwork plus a 40 page booklet)
Design, typesetting and photo layout (photos to be supplied)	$2,860.00
Printing of 20,000 units = $1.04/unit (not incl.) - this includes CD & art printing, plate setup, label film, bar code, jewel box & shrink wrap)	$20,800.00
Total cost of additional expenses	$85,660.00
Total cost of album production	$215,626.00

The fee listed for packaging the CD includes all costs in connection with packaging.

The total costs of album production of $215,626 includes estimated costs of $43,343 for the orchestra recording, $86,623 for the recording facilities and personnel, and $85,660 of additional expenses. Additional expenses include $30,000 for hiring the female singer, $22,800 in travel expenses, $23,660 in packaging costs (for the revised amount of 20,000 CDs) and $5,600 for miscellaneous expenses.

Miscellaneous expenses will include the photographs of the orchestra and the female singer and the union buy-out fees.

Promotional Concepts

Once the CD is released, an international distributor will handle shipping while it is our speculation that either an interested record label, if any, or an independent promotions team, if any, will be responsible for all the marketing.  We have not yet been in contact with any international distributors or discussed any potential fee arrangements. We anticipate a fee arrangement with the international distributor whereby the distributor will take a percentage of revenues derived from the sale of our CD. The terms of this agreement will likely be dictated by such distributor given the respective bargaining positions of the parties. However, to date no agreement or negotiations have taken place with a distributor. We anticipate the fee payable to an international distributor to be approximately a royalty of 5% to 10%. Promotion will mainly be supported by radio, television, a web page and various live performances. The duet selection will also be supported by a poster campaign and a produced music video. No negotiations or agreements, preliminary or otherwise have been entered into for the poster or video campaign.

The promotion section of this proposal gives further details. Based on our personal experience and conversations with music producers we will expect the record label associated with the female guest artist to help with some of the promotional duties. We have not negotiated with a record label to help with the promotional duties.

Promotional techniques and concepts for this album will be determined at the time of release to follow market trends.  We believe this will give the best opportunity to introduce the album in the most professional and marketable way.  The following are some general concepts that we would likely put into place:

  Contracting a sales and promotions team with one to two experienced promoters . Some of their jobs would include:  building relationships with radio programmers, tracking radio play, creating press releases, organizing concerts and artist appearances, distribution of posters and other promotional material, overseeing all the promotional concepts, etc. We anticipate the costs for this to be approximately $20,000.
  Finding an international label interested in distribution.
  Printing a full-colour poster campaign to be used primarily at CD stores. We anticipate the costs for this to be approximately $5,000.
  Creation of one or two music videos featuring the single releases (eg. the duet) from the album (this would most likely be a co-effort with the female singer's label). We anticipate the costs for this to be approximately $30,000.
  Creation of an artist web page where people can hear clips of the material and CDs can be purchased. We anticipate the costs for this to be approximately $5,000. If we raise the minimum amount of proceeds we will undertake only limited promotional efforts. Such limited promotional efforts will primarily include web site and performance promotion only.
  A teaser postcard campaign will be developed. This will consist of three different postcards which will be mailed to radio, press and retail outlets. The first card will drop or be delivered two weeks prior the release date of the album. This card will feature a photograph of Mr. Doran and key information on the upcoming release of the album. The second card drop will take place approximately three weeks after the release date of the album and should include radio information and appearances. The third card drop will take place approximately five weeks after the release announcing the release of the album, radio updates and quotes from media on the record. The objective is to build Mr. Doran's overall awareness in the marketplace. We anticipate the costs for this to be approximately $5,000.

Estimated cost of promotional concepts over 1 year:	$65,000.00
Total proposed cost to produce, manufacture and promote the Christopher Jon Doran tenor solo album:	$280,626.00

The marketing and promotion of our CD will primarily supported by advertising on radio, television, a web page and various performances by Christopher Doran. The anticipated costs associated with the promotion are $65,000, as described above. In order to cover the entire cost of producing the album we may need to seek additional sources of funding. We have not secured any additional sources of funding to date.

We believe that this album will cater to several large music markets in its wide appeal.  We believe the sound of a strong Tenor with a full orchestra is becoming increasingly popular in today's culture, thanks to the efforts of great singers such as Pavarotti and Domingo. It is our goal to make and internationally acclaimed album using memorable arias mixed with fresh original music, a well respected orchestra and a popular female artist.

We cannot currently satisfy our cash requirements, but until this registration statement is declared effective, Christopher Doran has agreed to loan us small amounts of money as required for general and administrative expenses (although there is no written agreement to this effect). We require proceeds from this offering before we can commence any significant operations. So long as we raise the minimum amount under the offering, we do not believe will not have to raise additional funds in the following twelve months thereafter. We do not intend to undertake any product research or development in the next twelve months. We do not own any plant or equipment, nor do we intend to acquire or sell any plant or significant equipment in the next twelve months. Messrs. Doran and Doran are our only employees and we do not intend to make any significant changes in the number of employees during the next twelve months.

Milestones and Expenditures Related to Becoming a Music Production Company

The following sets out our business plan milestones to becoming a music production company, the steps necessary to accomplish each milestone, the time for reaching each milestone in months and the anticipated costs of each step (and how the costs will be financed):

a) Production and promotion of an album featuring tenor vocalist Christopher Jon Doran - we intend to commence production of the album within 30 to 45 days after completion of this offering, however, we estimate that completing this milestone (including promotional efforts) will take approximately 12 months. We will require a minimum amount of $120,000 in financing from this offering to achieve this milestone. The following steps are necessary to achieve this milestone:

i) Writing of original pieces by Mr. Christopher Doran. Mr. Doran commenced the writing of the original pieces for our album approximately 4 months ago. We anticipate the completion of these original pieces within 15 days after completion of this offering.

ii) Hiring the Symphony Orchestra for the recording - we estimate this will cost approximately $43,000. If we do not raise sufficient funds, we may consider using the Symphony for a shorter duration or, if necessary, we may use an alternative orchestra to achieve additional cost savings.

iii) Production of the album booking the Studio - we estimate this will cost between $43,000 to $86,000, depending upon the amount of days we book in the studio. We anticipate that the timeframe for production will be 7 to 14 days commencing approximately 60 to 75 days after completion of the offering.

iv) Hiring of female singer to accompany Mr. Doran on the musical pieces - we estimate that this will cost approximately $10,000 to $30,000, depending upon the profile of the particular artist sought. The profile of the artist will be dictated by the proceeds raised from the offering. We have not commenced any efforts to locate a suitable female singer. If we do not raise sufficient funds we may decide not to hire a female accompanist. We anticipate that the timeframe for hiring a female singer to be approximately 45 days after completion of the offering.

v) Packaging of 5,000 - 20,000 CDs for distribution - this step will cost approximately $5,200 (if we make only 5,000 CDs) and $20,800 (if we make 20,000). We anticipate that the timeframe for packaging the CD will be approximately 90 to 120 days after completion of the offering.

vi) Promotion of the album - this will cost up to $65,000 over a period of 12 months. We anticipate that the timeframe for the promotion of the CD will be approximately 120 days after completion of the offering.

vii) We estimate that we will first generate revenues within approximately 12 months from the production and promotion of our first album featuring Mr. Doran.

b) Production and promotion of additional albums featuring tenor vocalist Christopher Jon Doran and/or other classically trained vocalists. - subject to the success of our first album featuring Christopher Jon Doran, we may decide to undertake an additional album featuring Mr. Doran. Alternatively, we may decide to produce and promote additional albums featuring other classically trained vocalists. We have not yet commenced our search for any other vocalists, nor have we arranged any financing to undertake a second album. We require equity financing in this current offering in order produce and promote our first album featuring Christopher Doran. We will most likely need to obtain additional financing in the future in respect of our intention to produce a second or subsequent albums. We have no assurance that future financing will be available to us at all or on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing will result in additional dilution to existing shareholders. It is our long term goal to become a production company. Whether this occurs will depend on a number of factors the principal one being the success of this CD with Mr. Christopher Doran. If this CD is not successful we will likely not produce further albums and we will not continue as a production company and we will likely dissolve. Other factors that will influence our decision and ability to continue as a production company will be our ability to raise additional funds above and beyond this offering. If we obtain additional funding we will not dissolve regardless of the success of the CD of Christopher Doran.

Mr. Christopher Doran intends to advance small loans to us to be used for organizational and start-up costs and operating capital until this offering is completed. The loans will not bear interest and have not been advanced as of the date hereof. There will be no documents reflecting the loans and they will not be due on a specific date. Mr. Doran will accept repayment from us when money is available. We plan to repay the loans from the proceeds of this offering provided that we raise the maximum amount. To date, Mr. Christopher Doran has lent us a total of $2,729.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or him successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or him successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address:	Age:	Position(s):
Christopher Doran 20 Rose Street Smithtown, NY 11787	34	President, Treasurer and member of the Board of Directors
Brad Doran 1360 Lehigh Street, Boulder, Colorado 80385	31	Secretary and member of the Board of Directors

The persons named above have held their offices/positions and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Christopher Doran has been our President, Treasurer and a member of our board of directors since inception. Mr. Doran has devoted approximately 10% of his professional time to our business and intends to continue to devote this amount of time in the future.

Since 1990, Mr. Doran has pursued a career in opera as an accomplished tenor vocalist. He has performed lead, supporting and chorus roles with the Vancouver Opera, Vancouver Academy of Music, University of British Columbia and Capilano College, located in Vancouver, British Columbia. Mr. Doran has since moved to New York to pursue his opera training and career in the United States and is auditioning for several US opera companies. In particular, Mr. Doran has performed the following roles:

Mar 7 1999 - Tenor Soloist - Messa Cellensis, Laudate Chorus, CBC Radio Orchestra

Feb 12 - 20 1999 - Role of Ernesto in Don Pasquale - Burnaby Lyric Opera

Feb 9 1998 - Role of Malcolm in Macbeth - Vancouver Opera, Extreme Opera

Dec 20-21 1998 - Tenor Soloist - Handel's Messiah - Vancouver Symphony Orchestra, Vancouver Bach Choir

June 1997 - Role of Don Ottavio in Don Giovanni - Vancouver Academy of Music

Nov. 22 - Dec. 1 1997 - Role of the Second Jew - Vancouver Opera, Salome

April 1996 - Tenor Soloist - Lord Nelson Mass, Schubert "C", CBC Radio Orchestra

Mar 12 1995 - Tenor Soloist - Bach Magnificat, CBC Radio Orchestra

June 1995 - Role of Tamino in the Magic Flute - Vancouver Academy of Music

November 1995 - Role of the Prince in Into the Woods, UBC Opera

Since 2002, Mr. Doran has been an account manager with Eber Brothers Distribution Corp., a wine distributor in Long Island, New York.

Between 2000 and present, Mr. Doran worked as an independent contractor in the food and beverage industry in Long Island, New York.

2004 to present - Intermezzo Corp. - company which owns a Long Island Restaurant chain - restaurant manager.

2000 - 2002 - Louis XVI Restaurant - located in Long Island, New York - waiter.

Between 1997 and 2000, Mr. Doran was a sales manager at Georgia Interiors, a retail furniture outlet in Vancouver, British Columbia.

Between 1991 and 1997, Mr. Doran was a sales manager at Trevenen Apparel, a retail clothier located in Vancouver, British Columbia.

Mr. Doran has a Bachelor of Arts from the University of British Columbia, in Vancouver, B.C.

Brad Doran has been our Secretary and a member of our board of directors since inception. Mr. Doran has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Since 2003 Mr. Doran has been a business development manager with Kronofusion Technologies, a company specializing in wireless remote access systems in Vancouver, British Columbia.

Between 2001 and 2002 Mr. Doran was a business development manager with Proton World, a subsidiary of ST Microelectronics a world leader in electronic purse and multi-application smart card technology

In 2000 Mr. Doran was a sales manager with Atesto Technology, a venture funded company that pioneered web application testing and quality assurance technology in Silicon Valley, California.

Between 1995-1998 Mr. Doran worked in sales for Robert Bosch Inc. (a subsidiary of Robert Bosch GMBH), one of the largest manufacturers of automotive parts in the world.

Mr. Doran was educated at Capilano College in Vancouver, B.C. where he majored in philosophy and economics. Mr. Doran anticipates completing a Bachelor's degree in 2004.

Conflicts of Interest

We believe that the only foreseeable conflicts of interest which Messrs. Doran may be subject to are in respect of the devotion of their professional time. By this we mean that only foreseeable conflicts of interest which may arise relate to the devotion of professional time since Messrs. Doran and Doran are currently engaged in other professional activities, outside of the music industry, as disclosed in their respective management profiles. Neither of the companies which Messrs. Doran work for are our competitors.

EXECUTIVE COMPENSATION

Summary Compensation

Our officers and directors have received no compensation to date and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

No compensation has been awarded to our officers and directors. We do not have any plans to pay our directors any money, other than compensation for Christopher Doran for his services as the artist for our album. Christopher Doran will not receive any compensation in his capacity as a director and officer of the company The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors, other than compensation for Christopher Doran for his services as the artist for our album. See "Compensation of Christopher Doran"

We do not expect to pay any cash salaries to our officers until such time as we generate sufficient revenues to do so.

Compensation of Christopher Doran

A formal agreement has been entered into between us and Mr. Doran regarding his compensation for singing on the album. The agreement is attached as Exhibit 10.1 to this document. Under the terms of the agreement, Christopher Doran will be entitled to 20% of all revenue derived from the sale of any product associated with the production of the album including the sale of CD's, merchandising and touring.

The details of the planned compensation to Christopher Doran are set out in the agreement attached as exhibit 10.1 which will be provided to investors with the prospectus.

Indemnification

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be, assuming completion of the sale of all shares in this offering. Shares will be sold on a best efforts basis only and it may be the case that less than all or even no shares will be sold in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner [1]	Number of Common Shares Before Offering	Number of Common Shares After Offering	Percentage of Ownership After Offering if Maximum Sold	Percentage of Ownership If No Common Shares Sold in the Offering (i.e Current)	Current Percentage Ownership After Offering if Minimum Sold
Christopher Doran 20 Rose Street Smithtown, NY 11787	2,000,0000	2,000,000	50%	95%	69%
Brad Doran 1360 Lehigh Street, Boulder, Colorado 80385	100,000	100,000	2.4%	5%	3%
All Officers and Directors as a Group	2,100,000	2,100,000	51%	100%	72%

Management may purchase shares in the offering in order to reach the minimum. The maximum number of shares our management will purchase is 400,000, if necessary. If management purchases this number of shares all officers and directors as a group will hold 61% of the outstanding shares if the maximum offering is sold and 86% of the outstanding shares if the minimum offering is sold.

Future Sales by Existing Stockholders

A total of 2,100,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

Any share purchased by an affiliate (in general, a person who is in a control relationship with us), will be subject to the limitations of Rule 144 promulgated under the Securities Act. We have disclosed that under Rule 144, as currently in effect, a person (or persons whose shares are aggregated with those of others) whose restricted shares have been fully paid for and meet the rule's one year holding provisions, including persons who maybe deemed our affiliates, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold in any three month period is not more than the greater of 1% of the total shares of common stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for two years, restricted securities may be sold by persons who are not our affiliates without regard to volume limitations. Restricted securities held by affiliates must continue, even after the two year holding period, to be sold in brokers' transactions or directly to market makers subject to the limitations described above.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal rateable rights to dividends from funds legally available if and when as and if declared by our board of directors;
  are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the maximum number of shares are sold, the present stockholders will own approximately 51% of our outstanding shares. If no shares are sold under the offering, the present stockholders will own 100% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker-dealers are willing to make a market in our stock and it may effect the level of news coverage you receive.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent for our securities immediately prior to the date this prospectus is declared effective.

CERTAIN TRANSACTIONS

The company was incorporated in the State of Nevada on July 3, 2002.

At inception, Mr. Christopher Doran was issued 2,000,000 shares of restricted common stock, valued at $.001 per share, for a consideration of $200 and subscription receivable of $1,800, pursuant to Section 4(2) of the Securities Act of 1933, to sophisticated persons (officers and directors) having superior access to all corporate and financial information. During the year ended July 31, 2004 $1,800 was collected on the subscription receivable bringing the balance down to zero. Under Rule 405 promulgated under the Securities Act of 1933, Mr. Doran may be deemed to be our promoter. No other persons are known to us that would be deemed to be promoters.

At inception on July 3, 2002, in exchange for the development of a business plan, we issued 100,000 shares of its common stock valued at $.001 per share, to Mr. Brad Doran, one of our directors, for a total of $100, in reliance upon Section 4(2) of the Securities Act of 1933, sophisticated persons (officer and directors) having superior access to all corporate and financial information.

We entered into a music production agreement with Mr. Christopher Doran, one of our officers and directors. Mr. Doran is a related party to us. The music artist agreement was not entered into at arm's length and Mr. Christopher Doran will receive a fee of 20% of all revenue derived from the sale of any product associated with the production of the CD, including merchandising and revenue.

Mr. Christopher Doran intends to advance small loans to us to be used for organizational and start-up costs and operating capital until this offering is completed. The loans will not bear interest and have not been advanced as of the date hereof. There will be no documents reflecting the loans and they will not be due on a specific date. Mr. Doran will accept repayment from us when money is available. We plan to repay the loans from the proceeds of this offering provided that we raise the maximum amount. To date, Mr. Christopher Doran has lent us a total of $2,729.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to July 31, 2004, included in this prospectus have been audited by Lopez, Blevins, Bork & Associates, LLP, as set forth in their report included in this prospectus. Our unaudited financial statements for the three months ended October 31, 2004 have been reviewed by Lopez, Blevins, Bork & Associates, LLP and are included in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Malone & Bailey, PC (the "Former Accountant") was dismissed on September 8, 2004 as our independent auditors. Malone & Bailey's audit reports on our financial statements as of July 31, 2003 and 2002 and for each of the two years then ended and for the period from July 3, 2002 (Inception) through July 31, 2003, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended July 31, 2003 and 2002 and in the subsequent interim period, there were no disagreements with Malone & Bailey, PC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of

Malone & Bailey would have caused Malone & Bailey to make reference to the matter in their report. We have requested Malone & Bailey, PC to furnish us with a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated September 8, 2004 is filed as Exhibit 16.1 to this registration statement. Lopez, Blevins, Bork & Associates, L.L.P. was engaged on September 8, 2004 as our principal accountant to audit our financial statements. The decision to change accountants was approved by the Board of Directors.

During the years ended July 31, 2004 and 2003 and subsequent to July 31, 2004 through the date hereof, neither Doranetti Music Inc. nor anyone on its behalf consulted with Lopez, Blevins, Bork & Associates, L.L.P. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Doranetti Music Inc.'s consolidated financial statements, nor has Lopez, Blevins, Bork & Associates, L.L.P. provided to Doranetti Music Inc. a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) of Regulation S-B with Doranetti Music Inc.'s former accountant.

Doranetti Music Inc. has requested Lopez, Blevins, Bork & Associates, L.L.P. review the disclosure in this registration statement and provided Lopez, Blevins, Bork & Associates, L.L.P. the opportunity to furnish Doranetti Music Inc. with a letter addressed to the Commission containing any new information, clarification of Doranetti Music Inc.'s expression of its views, or the respects in which Lopez, Blevins, Bork & Associates, L.L.P. does not agree with the statements made by Doranetti Music Inc. in this registration statement. Lopez, Blevins, Bork & Associates, L.L.P. has advised Doranetti Music Inc. that no such letter need be issued.

LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Clark, Wilson, Barristers & Solicitors, of Vancouver, BC, Canada.

FINANCIAL STATEMENTS

Our fiscal year end is July 31. We will provide audited financial statements to our stockholders on an annual basis.

Our audited financial statement from inception to July 31, 2004 and quarterly financials for the three months ended October 31, 2004 immediately follow:

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Doranetti Music, Inc.
(A Development Stage Company)
Kings Park, Long Island, NY 11754

We have audited the accompanying balance sheet of Doranetti Music, Inc. as of July 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years then ended and for the period from July 2, 2002 (Inception) through July 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Doranetti Music, Inc. as of July 31, 2004, and the results of its operations and its cash flows for each of the two years then ended and for the period from July 2, 2002 (Inception) through July 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

October 6, 2004

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
July 31, 2004
ASSETS

Current assets
Cash	$ 27

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 2,000
Shareholder advances	2,729
Total current liabilities	4,729

STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 25,000,000 shares authorized, 2,100,000 shares issued and outstanding	2,100
Deficit accumulated during the development stage	(6,802)
Total Stockholders' Deficit	(4,702)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 27

See accompanying summary of accounting policies and notes to financial statements.

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Years Ended July 31, 2004 and 2003
and from July 2, 2002 (Inception) through July 31, 2004

	Years Ended July 31,		Inception through July 31,
	2004	2003	2004

General and administrative	$ 4,529	$ 2,173	$ 6,802
	________	________	________
Net loss	$ 4,529	$ 2,173	$ 6,802

Net loss per share:
Basic and diluted	$ 0.00	$ 0.00

Weighted average shares outstanding:
Basic and diluted	2,100,000	2,100,000

See accompanying summary of accounting policies and notes to financial statements.

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
Period from July 2, 2002 (Inception) through July 31, 2004

	Common stock		Subscription receivable	Deficit accumulated during the development stage	Total
	Shares	Amount

Issuance of common stock to founders for cash	2,000,000	$ 2,000	$ (1,800)	$ -	$ 200
Issuance of common stock for services	100,000	100	-	-	100
Net loss	-	-	-	(100)	(100)
Balance, July 31, 2002	2,100,000	2,100	(1,800)	(100)	200
Net loss	-	-	-	(2,173)	(2,173)

Balance, July 31, 2003	2,100,000	2,100	(1,800)	(2,273)	(1,973)
Payment on subscription receivable	-	-	1,800	-	1,800
Net loss	-	-	-	(4,529)	(4,529)

Balance, July 31, 2004	2,100,000	$ 2,100	$ -	$ (6,802)	$ (4,702)

See accompanying summary of accounting policies and notes to financial statements.

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Years Ended July 31, 2004 and 2003
and from July 2, 2002 (Inception) through July 31, 2004
	Years Ended July 31,		Inception through July 31,
	2004	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (4,529)	$ (2,173)	$ (6,802)
Adjustments to reconcile net loss to cash used by operating activities:
Common stock for services	-	-	100

Accounts payable	-	2,000	2,000
CASH FLOWS USED IN OPERATING ACTIVITIES	(4,529)	(173)	(4,702)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder advances	2,729	-	4,529
Collection of subscription receivable	1,800	-	-
Sale of common stock	-	-	200
CASH FLOWS PROVIDED BY FINANCING	4,529	-	4,729

NET CHANGE IN CASH	-	(173)	27
Cash, beginning of period	27	200	-
Cash, end of period	$ 27	$ 27	$ 27

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

See accompanying summary of accounting policies and notes to financial statements.

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business. Doranetti Music, Inc. ("Doranetti") was incorporated in Nevada on July 2, 2002, to produce an album featuring the accomplished Tenor vocalist Christopher Jon Doran. The album will consist of 12 pieces, including several opera arias, Neapolitan folk songs and 1-2 original selections. The album will be recorded in London, England using one of the most skilled and prominent recording orchestras in the world, The London Symphony. Currently, Doranetti has limited operations and is a development stage company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Revenue Recognition

Doranetti recognizes revenue when persuasive evidence of an arrangement exists, services have been performed, the sales price is fixed or determinable and collectibility is probable.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Doranetti does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Doranetti's results of operations, financial position or cash flow.

NOTE 2 - INCOME TAXES

For the year ended July 31, 2004 and 2003, Doranetti has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $6,800 at July 31, 2004, and will expire in the years 2022 through 2024.

Deferred income taxes consist of the following at July 31, 2004:

Long-term:
Deferred tax assets	$ 2,000
Valuation allowance	(2,000)
$ -

NOTE 3 - COMMON STOCK

During the year ended July 31, 2004 $1,800 was collected on the subscription receivable bringing the balance down to zero.

In July 2002, Doranetti issued 2,000,000 shares of common stock for $200 and a subscription receivable of $1,800 or $0.001 per share to its founder.

In July 2002, Doranetti issued 100,000 shares of common stock for services valued at $100 or $0.001 per share or the fair value of the assets received.

NOTE 4 - RELATED PARTY TRANSACTIONS

Doranetti neither owns nor leases any real or personal property, and a related party has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 5 - SHAREHOLDER ADVANCES

During the year ending July 31, 2004 a shareholder of the company advanced the company $2,729. The advances are due on demand, and are to be repaid as cash becomes available.

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

October 31, 2004
ASSETS

Current assets
Cash	$ 27

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 6,100
Shareholder advances	2,729
Total current liabilities	8,829

STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 25,000,000 shares authorized, 2,100,000 shares issued and outstanding	2,100
Deficit accumulated during the development stage	(10,902)
Total Stockholders' Deficit	(8,802)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 27

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Three Months Ended October 31, 2004 and 2003
and from July 2, 2002 (Inception) through October 31, 2004

	Quarters Ended October 31,		Inception through October 31,
	2004	2003	2004

General and administrative	$ 4,100	$ 2,173	$ 10,902
	_______	_______	_______
Net loss	$ 4,100	$ 2,173	$ 10,902

Net loss per share:
Basic and diluted	$ 0.00	$ 0.00

Weighted average shares outstanding:
Basic and diluted	2,100,000	2,100,000

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Three Months Ended October 31, 2004 and 2003
and from July 2, 2002 (Inception) through October 31, 2004

	Three Months Ended October 31,		Inception through October 31,
	2004	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (4,100)	$ (2,173)	$ (10,902)
Adjustments to reconcile net loss to cash used by operating activities:
Common stock for services	-	-	100
Net change in:
Accounts payable	4,100	2,000	6,100
CASH FLOWS USED IN OPERATING ACTIVITIES	-	(173)	(4,702)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder advances, net	-	-	2,729
Collection of subscription receivable	-	-	1,800
Sale of common stock	-	-	200
CASH FLOWS PROVIDED BY FINANCING	-	-	4,729

NET CHANGE IN CASH	-	(173)	27
Cash, beginning of period	27	200	-
Cash, end of period	$ 27	$ 27	$ 27

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

DORANETTI MUSIC, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Doranetti Music, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2004 as reported in Form SB-2, have been omitted.

Until the date which is ninety (90) days from the date of the effectiveness of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Page No.
SUMMARY OF OUR OFFERING	5
RISK FACTORS	6
RISKS ASSOCIATED WITH OUR COMPANY	6
RISKS ASSOCIATED WITH THIS OFFERING	9
USE OF PROCEEDS	10
DETERMINATION OF OFFERING PRICE	13
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	13
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
BUSINESS	17
PLAN OF OPERATIONS	21
MANAGEMENT	28
EXECUTIVE COMPENSATION	30
PRINCIPAL STOCKHOLDERS	31
DESCRIPTION OF SECURITIES	32
CERTAIN TRANSACTIONS	34
LITIGATION	34
EXPERTS	34
LEGAL MATTERS	34
FINANCIAL STATEMENTS	F-1 - F-7
DORANETTI MUSIC INC. PROSPECTUS 2,000,000 SHARES OF COMMON STOCK

II-1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$ 75.00 500,000 2,000.00 14,000.00 0.00 0.00 1,000.00 2,000.00 425.00
TOTAL	$ 20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Christopher Doran 20 Rose Street Smithtown, NY 11787	July 3, 2002	2,000,000	Advance and subscription receivable totalling of $1,800 During the year ended July 31, 2004 $1,800 was collected on the subscription receivable bringing the balance down to zero.
Brad Doran 1360 Lehigh Street, Boulder, Colorado 80385	July 3, 2002	100,000	Services valued at $100

II-2

We issued the foregoing restricted shares of common stock to Messrs. Doran pursuant to Section 4(2) of the Securities Act of 1933. Messrs. Doran are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

During the year ended July 31, 2004 $1,800 was collected on the subscription receivable from Mr. Christopher Doran bringing the balance down to zero. The shares purchased by Mr. Doran were sold pursuant to section 4(2) of the Securities Act of 1933. Mr. Doran is a sophisticated investor, is an officer and director of the company, and was in possession of all material information related to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone. This sale of unregistered securities will result in dilution to any investors subscribing under the registration statement when it is declared effective.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K.
Exhibit No.	Document Description
*3.1	Articles of Incorporation
*3.3	Bylaws
***3.3.1	Amended Bylaws
*4.1	Specimen Stock Certificate
*5.1	Opinion of Clark, Wilson regarding the legality of the Securities being registered
***5.1.1	Opinion of Clark, Wilson regarding the legality of the Securities being registered
****5.1.2 ******5.1.3	Opinion of Clark, Wilson regarding the legality of the Securities being registered Opinion of Clark, Wilson regarding the legality of the Securities being registered
*10.1	Film Music Composer Agreement
**10.1.1	Film Music Composer Agreement
*****10.1.2 ******10.1.3 10.1.4 ******16.1	Escrow Agreement Escrow Agreement Escrow Agreement Letter from Malone & Bailey, PC
*23.1	Consent of Lopez, Blevins, Bork & Associates, LLP
**23.1.1	Consent of Malone & Bailey, PLLC
***23.1.2
****23.1.3	Consent of Malone & Bailey, PLLC
*****23.1.4 23.1.5	Consent of Malone & Bailey, PLLC Lopez, Blevins, Bork & Associates, PLLC Consent of Lopez, Blevins, Bork & Associates, LLP
*23.2. ******23.2.1	Consent of Clark Wilson (included in Exhibit 5.1.2) Consent of Clark Wilson (included in Exhibit 5.1.3)
*99.1	Subscription Agreement

* Previously filed as an exhibit to our Form SB-2, filed March 10, 2004
** Previously filed as exhibit to our Form SB-2, Amendment No.1, filed April 21, 2004
*** Previously filed as an exhibit to our Form SB-2, Amendment No. 2, filed June 2, 2004
**** Previously filed as an exhibit to our Form SB-2, Amendment No. 3., filed July 17, 2004
*****Previously filed as an exhibit to our Form SB-2 Amendment No.4, filed October 20, 2004
******Previously filed as an exhibit to our Form SB-2 Amendment No.5, filed December 9, 2004.

II-3

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Island, New York, on this 20th day of January, 2005.

DORANETTI MUSIC INC.

BY:   /s/ Christopher Doran_______

Christopher Doran, President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Christopher Doran, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

II-4

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Christopher Doran____ Christopher Doran	President, Treasurer, Principal Executive Officer, Principal Accounting Officer and member of Board of Directors	January 20, 2005
/s/ Brad Doran______ Brad Doran	Secretary and member of Board of Directors	January 20, 2005